SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	January 8, 2009

MRU Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33073	33-0954381
(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 13th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 398-1780
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 8, 2009, MRU Holdings, Inc. (the “Company”) agreed with each of Raza Khan and Vishal Garg, the Company’s co-presidents, to extend the deadline by which the Company or Messrs. Khan or Garg may provide notice of their intention not to renew the Employment Agreements (as defined below) for an additional five years (the “Notice Deadline”) pursuant to Amendment agreements (each an “Amendment” and together, the “Amendments”) with each of Messrs. Khan and Garg.  These agreements amend the employment agreements, dated as of April 1, 2004, by and between Mr. Khan or Mr. Garg, as applicable, and the Company, as successor-in-interest to iempower, inc., as amended (the “Employment Agreements”) to extend the Notice Deadline from January 8, 2009 until January 21, 2009.

Each of Amendments also  provides that the Employment Agreement to which such Amendment relates will terminate automatically upon the Company instituting or consenting  to the initiation of certain bankruptcy, insolvency or reorganization proceedings, with such termination to be treated as a termination “without Cause” under the terms of the relevant Employment Agreement.

The Company also entered into an amendment of its employment agreement with its Chief Executive Officer, Mr. Edwin J. McGuinn (“McGuinn Amendment”) that eliminates the potential for carry over of vacation days from year-to-year beginning on January 1, 2009.  The McGuinn Amendment further provided for the payment to Mr. McGuinn of his unused vacation days that had accrued prior to January 1, 2009.  On January 12, 2009 the Company paid Mr. McGuinn $39,422.00 in connection with his accrued and unused vacation days.

The Amendments and the McGuinn Amendment will be filed as exhibits to the Company’s next Form 10-Q  filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRU HOLDINGS, INC.

January 14, 2009	By:	/s/ Jonathan Coblentz
Name: Jonathan Coblentz
Title: Chief Financial Officer and Treasurer